EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2021 Results and Raises 2022 EBITDA Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the fourth quarter and full year 2021.
RECENT HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $1.3 billion and $4.9 billion for the fourth quarter and full year 2021, respectively. Distributable Cash Flow1 of approximately $540 million and $2.0 billion for the fourth quarter and full year 2021, respectively. Full year 2021 Consolidated Adjusted EBITDA1 and Distributable Cash Flow1 are within guidance ranges. Net loss2 of approximately $1.3 billion and $2.3 billion for the fourth quarter and full year 2021, respectively.
•Raising full year 2022 Consolidated Adjusted EBITDA1 guidance to $7.0 - $7.5 billion and full year 2022 Distributable Cash Flow1 guidance to $4.3 - $4.8 billion due primarily to the accelerated substantial completion of Train 6 at the SPL Project (defined below), further improvement in LNG market margins across 2022, and the timing of delivery of LNG cargoes around year end 2021.
•Cheniere Energy Partners, L.P. (“Cheniere Partners”) is increasing full year 2022 distribution guidance to $4.00 - $4.25 per common unit and announcing the initiation of quarterly distributions to be comprised of a base amount plus a variable amount, which are expected to begin with the distribution related to the first quarter of 2022. It is anticipated that the quarterly distribution with respect to the first quarter of 2022 will be comprised of a base amount equal to $0.775 ($3.10 annualized), and a variable amount equal to the remaining available cash per unit, which will take into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capex to be funded with cash, and cash reserves to provide for the proper conduct of the business.
•In line with our comprehensive capital allocation plan, during the year ended December 31, 2021, we repaid approximately $1.2 billion of consolidated indebtedness, repurchased an aggregate of 101,944 shares of our common stock for approximately $9 million, and paid an inaugural quarterly dividend of $0.33 per common share on November 17, 2021.
•In November 2021, Cheniere Marketing LLC (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with Sinochem Group Co., Ltd (“Sinochem Group”), under which Sinochem Group has agreed to purchase an initial volume of approximately 0.9 million tonnes per annum (“mtpa”) of LNG, which increases to 1.8 mtpa, from Cheniere Marketing on a free-on-board basis for a term of approximately 17.5 years beginning in July 2022.
•In November 2021, Cheniere Marketing International LLP (“Cheniere Marketing International”) entered into a long-term LNG SPA with Foran Energy Group Co., Ltd. (“Foran”), under which Foran has agreed to purchase approximately 0.3 mtpa of LNG from Cheniere Marketing International on a delivered ex-ship basis for a term of 20 years beginning in January 2023.
•On February 4, 2022, substantial completion was achieved on Train 6 of the SPL Project (defined below), upon which Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) turned over care, custody, and control of Train 6 to Cheniere Partners. Cheniere Partners began producing and exporting commissioning LNG from Train 6 in December with a total of 12 TBtu exported in the fourth quarter.
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.

CEO COMMENT
“2021 proved to be a defining year for Cheniere, marked by significant milestones across our business, including the realization of our initial 9-train platform across Sabine Pass and Corpus Christi, and the implementation of our comprehensive capital allocation plan. Our 2021 financial results are the product of a relentless focus on execution throughout the Cheniere organization and a fundamentally strong global LNG market,” said Jack Fusco, Cheniere’s President and Chief Executive Officer.
“Today we are raising our 2022 financial guidance due to the early completion of Sabine Pass Train 6, the sustained strength in the global LNG market as demand for reliable LNG supply continues to grow, and the timing of delivery of certain cargoes around year end 2021. LNG market strength provides significant long-term growth tailwinds for our business, reinforcing our confidence in a positive FID on Corpus Christi Stage 3 this year, and our excitement about our opportunities to leverage the platform for growth beyond Stage 3 in the future.”
2022 REVISED FULL YEAR FINANCIAL GUIDANCE

(in billions)	2022 Previous			2022 Revised
Consolidated Adjusted EBITDA[1]	$5.8	-	$6.3	$7.0	-	$7.5
Distributable Cash Flow[1]	$3.1	-	$3.6	$4.3	-	$4.8
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Revenues	$6,557	$2,787	135%	$15,864	$9,358	70%
Net loss[2]	$(1,323)	$(194)	(582)%	$(2,343)	$(85)	nm
Consolidated Adjusted EBITDA[1]	$1,339	$1,052	27%	$4,867	$3,961	23%
LNG exported:
Number of cargoes	153	130	18%	566	391	45%
Volumes (TBtu)	542	461	18%	2,018	1,381	46%
LNG volumes loaded (TBtu)	540	464	16%	2,015	1,384	46%
Net loss increased $2.3 billion for the full year 2021 as compared to full year 2020, primarily due to an increase in derivative losses from changes in fair value and settlements of $5.8 billion (pre-tax and excluding the impact of non-controlling interests), as well as $969 million related to the non-recurrence of revenues recognized from cancelled LNG cargoes during the full year 2020. These impacts were partially offset by increased margins and volumes of LNG delivered during the full year 2021, the income tax benefit generated by the pre-tax derivative losses, as well as lower interest costs as a result of refinancing activities and repayment of debt in accordance with our capital allocation plan.
Net loss increased $1.1 billion for the fourth quarter 2021 as compared to the fourth quarter 2020, primarily due to an increase in derivative losses from changes in fair value and settlements of $1.3 billion (pre-tax and excluding the impact of non-controlling interests), as well as an increase in income tax provision due to the variability of our forecast earnings for the full year 2021 driven by the pre-tax derivative losses, and the proportion of such earnings attributable to non-controlling interests. These impacts were partially offset by increased margins and volumes of LNG delivered during the fourth quarter 2021.
Substantially all derivative losses relate to the use of commodity derivative instruments indexed to international LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in forward international LNG commodity curves during the fourth quarter and full year 2021, we incurred $0.6 billion and $4.5 billion, respectively, of non-cash unfavorable changes in fair value attributed to positions indexed to such prices (pre-tax and excluding the impact of non-controlling interest). Our IPM agreements are structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period.
Consolidated Adjusted EBITDA increased $287 million and $906 million during the fourth quarter and full year 2021, respectively, as compared to the comparable 2020 periods, due primarily to increased margin per MMBtu of LNG and volume delivered as described above. This impact was partially offset by an increase in realized losses from financial derivative instruments used to hedge our exposure to the commodity markets in which we have contractual arrangements to purchase or sell physical LNG during the fourth quarter and full year 2021, as well as the non-recurrence of revenues recognized from cancelled LNG cargoes during the fourth quarter and full year 2020.
During the fourth quarter and full year 2020, we recognized $38 million and $969 million, respectively, in LNG revenues associated with cancelled LNG cargoes, of which $38 million would have been recognized during the full year 2021 had the cargoes been lifted pursuant to the delivery schedules with the customers. LNG revenues during fourth quarter 2020 excluded $47 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers, as these revenues were recognized during third quarter 2020 when cancellation notices were received. We did not have any such revenue timing impacts during the fourth quarter 2021.
Share-based compensation expenses included in net loss totaled $48 million and $140 million for the fourth quarter and full year 2021, respectively, compared to $26 million and $110 million for the comparable 2020 periods.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners (NYSE American: CQP) as of December 31, 2021 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of December 31, 2021, our total consolidated liquidity position was over $5 billion. We had cash and cash equivalents of $1.4 billion on a consolidated basis, of which $0.9 billion was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $413 million, $1.25 billion of available commitments under the Cheniere Revolving Credit Facility, $589 million of available commitments under the Cheniere Corpus Christi Holdings, LLC Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $805 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Key Financial Transactions and Updates
In December 2021, we issued a notice of redemption for all $625 million aggregate principal amount outstanding of our 4.25% Convertible Senior Notes due 2045, which were redeemed on January 5, 2022.
In December 2021, SPL issued Senior Secured Notes due 2037 on a private placement basis for an aggregate principal amount of approximately $482 million (the “2037 SPL Private Placement Senior Secured Notes”). The proceeds of the 2037 SPL Private Placement Senior Secured Notes, net of related fees, costs and expenses, were used to redeem a portion of the 2022 SPL Senior Notes. The remaining balance of the 2022 SPL Senior Notes was redeemed with cash on hand, including proceeds from the CQP 2032 Notes issued in September 2021. The 2037 SPL Private Placement Senior Secured Notes are fully amortizing, with a weighted average life of over 10 years and a weighted average interest rate of 3.07%.
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal (the “SPL Project”). On February 4, 2022, substantial completion was achieved on Train 6 of the SPL Project.

CCL Project
We operate three Trains for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and obtaining adequate financing.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter 2021 on Thursday, February 24, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 million tonnes per annum of LNG in operation. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, and share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of February 18, 2022, over 2,000 cumulative LNG cargoes totaling approximately 140 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the fourth quarter and full year 2021, we exported 542 TBtu and 2,018 TBtu of LNG, respectively, from our liquefaction projects. 51 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of December 31, 2021, of which 1 TBtu was related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the fourth quarter and full year 2021:

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	528	12	1,975	40
Volumes loaded during the prior period but recognized during the current period	34	—	26	3
Less: volumes loaded during the current period and in transit at the end of the period	(49)	(1)	(49)	(1)
Total volumes recognized in the current period	513	11	1,952	42
In addition, during the fourth quarter and full year 2021, we recognized the financial impact of 7 TBtu and 45 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.
CARGO CANCELLATION REVENUE SUMMARY
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for the fourth quarter and full year 2021 (in millions):

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Total revenues	$6,557	$15,864
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	—	38
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	—	—
Total revenues excluding the timing impact of cargo cancellations	$6,557	$15,902

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
LNG revenues	$6,405	$2,688	$15,395	$8,924
Regasification revenues	67	67	269	269
Other revenues	85	32	200	165
Total revenues	6,557	2,787	15,864	9,358

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	5,365	1,866	13,773	4,161
Operating and maintenance expense	387	332	1,444	1,320
Development expense	2	1	7	6
Selling, general and administrative expense	101	78	325	302
Depreciation and amortization expense	258	233	1,011	932
Impairment expense and loss on disposal of assets	5	1	5	6
Total operating costs and expenses	6,118	2,511	16,565	6,727

Income (loss) from operations	439	276	(701)	2,631

Other expense (income)
Interest expense, net of capitalized interest	(350)	(351)	(1,438)	(1,525)
Loss on modification or extinguishment of debt	(21)	(2)	(116)	(217)
Interest rate gain (loss), net	2	—	(1)	(233)
Other expense (income), net	(8)	3	(22)	(112)
Total other expense	(377)	(350)	(1,577)	(2,087)

Income (loss) before income taxes and non-controlling interest	62	(74)	(2,278)	544
Less: income tax provision (benefit)	1,151	(76)	(713)	43
Net income (loss)	(1,089)	2	(1,565)	501
Less: net income attributable to non-controlling interest	234	196	778	586
Net loss attributable to common stockholders	$(1,323)	$(194)	$(2,343)	$(85)

Net loss per share attributable to common stockholders—basic and diluted	$(5.22)	$(0.77)	$(9.25)	$(0.34)

Weighted average number of common shares outstanding—basic and diluted	253.6	252.2	253.4	252.4

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $4.3 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the year ended December 31, 2021, as compared to $0.1 billion of gains in the corresponding 2020 period.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$1,404	$1,628
Restricted cash and cash equivalents	413	449
Accounts and other receivables, net of current expected credit losses	1,506	647
Inventory	706	292
Current derivative assets	55	32
Margin deposits	765	25
Other current assets	207	96
Total current assets	5,056	3,169

Property, plant and equipment, net of accumulated depreciation	30,288	30,421
Operating lease assets	2,102	759
Derivative assets	69	376
Goodwill	77	77
Deferred tax assets	1,204	489
Other non-current assets, net	462	406
Total assets	$39,258	$35,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$155	$35
Accrued liabilities	2,299	1,175
Current debt, net of discount and debt issuance costs	366	372
Deferred revenue	155	138
Current operating lease liabilities	535	161
Current derivative liabilities	1,089	313
Other current liabilities	94	2
Total current liabilities	4,693	2,196

Long-term debt, net of premium, discount and debt issuance costs	29,449	30,471
Operating lease liabilities	1,541	597
Finance lease liabilities	57	57
Derivative liabilities	3,501	151
Other non-current liabilities	50	7

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized; 275.2 million shares and 273.1 million shares issued at December 31, 2021 and 2020, respectively	1	1
Treasury stock: 21.6 million shares and 20.8 million shares at December 31, 2021 and 2020, respectively, at cost	(928)	(872)
Additional paid-in-capital	4,377	4,273
Accumulated deficit	(6,021)	(3,593)
Total stockholders' deficit	(2,571)	(191)
Non-controlling interest	2,538	2,409
Total equity (deficit)	(33)	2,218
Total liabilities and stockholders’ equity (deficit)	$39,258	$35,697

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of December 31, 2021, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.0 billion and $18.6 billion, respectively, including $0.9 billion of cash and cash equivalents and $0.1 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the quarters ended and years ended December 31, 2021 and 2020 (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(1,323)	$(194)	$(2,343)	$(85)
Net income attributable to non-controlling interest	234	196	778	586
Income tax provision (benefit)	1,151	(76)	(713)	43
Interest expense, net of capitalized interest	350	351	1,438	1,525
Loss on modification or extinguishment of debt	21	2	116	217
Interest rate derivative loss (gain), net	(2)	—	1	233
Other expense (income), net	8	(3)	22	112
Income (loss) from operations	$439	$276	$(701)	$2,631
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	258	233	1,011	932
Loss from changes in fair value of commodity and FX derivatives, net (1)	624	515	4,450	215
Total non-cash compensation expense	11	26	100	108
Impairment expense and loss on disposal of assets	5	1	5	6
Incremental costs associated with COVID-19 response	2	1	2	69
Consolidated Adjusted EBITDA	$1,339	$1,052	$4,867	$3,961

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the quarters ended and year ended December 31, 2021 (in billions):

	Three Months Ended December 31,	Year Ended December 31,
	2021	2021
Net loss attributable to common stockholders	$(1.32)	$(2.34)
Net income attributable to non-controlling interest	0.23	0.78
Income tax provision (benefit)	1.15	(0.71)
Interest expense, net of capitalized interest	0.35	1.44
Depreciation and amortization expense	0.26	1.01
Other expense, financing costs, and certain non-cash operating expenses	0.67	4.70
Consolidated Adjusted EBITDA	$1.34	$4.87
Distributions to Cheniere Partners non-controlling interest	(0.17)	(0.66)
SPL and Cheniere Partners cash retained and interest expense	(0.44)	(1.54)
Cheniere interest expense, income tax and other	(0.19)	(0.65)
Cheniere Distributable Cash Flow	$0.54	$2.02
Note: Totals may not sum due to rounding.

Distributable Cash Flow, in 2021 and all prior periods, is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC (”CCH”) and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.
The following table reconciles our Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the forecast amounts for full year 2022 (in billions):

	Full Year
	2022
Net income (loss) attributable to common stockholders	$(0.2)	-	$0.2
Net income attributable to non-controlling interest	1.1	-	1.2
Income tax provision	1.1	-	1.2
Interest expense, net of capitalized interest			1.5
Depreciation and amortization expense			1.1
Other expense (income), financing costs, and certain non-cash operating expenses	2.4	-	2.3
Consolidated Adjusted EBITDA	$7.0	-	$7.5
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives			(1.4)
Maintenance capital expenditures, income tax and other	(0.4)	-	(0.3)
Consolidated Distributable Cash Flow	$5.2	-	$5.8
CQP distributable cash flow attributable to noncontrolling interests	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$4.3	-	$4.8
Note: Totals may not sum due to rounding.

Beginning with our 2022 financial guidance, we have adopted a revised definition for Distributable Cash Flow, which aims to more accurately reflect the consolidated distributable cash flow of each of our subsidiaries, including Cheniere Partners. The revised definition reflects the distributable cash flow of Cheniere Partners before the impacts from capital allocation, less amounts attributable to minority interests. There is no change to our run-rate distributable cash flow guidance as a result of this definition change.

Distributable Cash Flow for 2022 and going forward is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764